Exhibit 5.1

ArentFox Schiff LLP 1717 K Street NW Washington, DC 20006
202.857.6000 MAIN 202.857.6395 FAX
afslaw.com

August 14, 2024

Moleculin Biotech, Inc.

5300 Memorial Drive, Suite 950

Houston, Texas 77007

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Moleculin Biotech, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (file number 333-280951) (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus contained therein (the “Prospectus”). The Registration Statement relates to the offering by the Company of up to an aggregate of: (i) up to 2,978,723 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”) (or, to each purchaser whose purchase of shares of Common Stock in such offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of the Company’s outstanding Common Stock immediately following the consummation of such offering, one pre-funded warrant (the “Pre-Funded Warrant”) and the shares of Common Stock issuable from time to time upon exercise of the Pre-Funded Warrant (the “Pre-Funded Warrant Shares”), in lieu of a share of Common Stock, (ii) up to 2,978,723 Series A warrants each to purchase one share of Common Stock (the “Series A Common Warrants”); (iii) up to 2,978,723 Series B warrants each to purchase one share of Common Stock (the “Series B Common Warrants” and collectively with the Series A Common Warrants, the “Common Warrants”); (iv) the shares of Common Stock issuable from time to time upon exercise of the Common Warrants (the “Common Warrant Shares”), and (v) placement agent warrants (the “Placement Agent Warrants”) to purchase 148,936 shares of Common Stock (the “Placement Agent Warrant Shares”). The Common Stock, Pre-Funded Warrants, Pre-Funded Warrant Shares, Common Warrants, Common Warrant Shares, Placement Agent Warrants and Placement Agent Warrant Shares are referred to herein collectively as the “Securities.”

The terms “Shares,” “Pre-Funded Warrants,” “Pre-Funded Warrant Shares,” “Common Warrants,” “Common Warrant Shares,” “Placement Agent Warrants,” “Placement Agent Shares,” and “Securities” shall include any additional securities registered by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares, Pre-Funded Warrants, Pre-Funded Warrant Shares, Common Warrants, Common Warrant Shares, Placement Agent Warrants and Placement Agent Warrant Shares.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the form of Pre-Funded Warrant, the form of Common Warrant, the form of Placement Agent Warrant and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

August 14, 2024 Page 2

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1.       The Shares, when issued by the Company against payment therefor in the circumstances contemplated by the Prospectus, will have been duly authorized for issuance by all necessary corporate action by the Company, and will be validly issued, fully paid and non-assessable;

2.       The Pre-Funded Warrants, the Common Warrants, and the Placement Agent  Warrants when issued by the Company against payment therefor in the circumstances contemplated by the Prospectus, will have been duly authorized by all necessary corporate action of the Company and will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms;

3.       The Pre-Funded Warrant Shares initially issuable upon exercise of the Pre-Funded Warrants, Common Warrant Shares initially issuable upon exercise of the Common Warrants, and the Placement Agent  Warrant Shares initially issuable upon exercise of the Placement Agent  Warrants when issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Pre-Funded Warrants, Common Warrants, or Placement Agent  Warrants, respectively, will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following qualifications:

A.       The opinion expressed herein with respect to the legality, validity, binding nature and enforceability of the Pre-Funded Warrants, Common Warrants, and Placement Agent  Warrants is subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect and (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity).

B.        The foregoing opinions are limited to the laws of the State of New York, the General Corporation Law of Delaware (which includes those statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely, /s/ ArentFox Schiff, LLP